Exhibit 99.1

Pulse Biosciences Provides Overview of Corporate Strategy and Updates on Clinical Development for Novel PulseTx Platform

Investor conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT

BURLINGAME, Calif. (BUSINESS WIRE)  Sep. 7, 2016 – Pulse Biosciences, Inc., (NASDAQ: PLSE), a medical technology company developing a proprietary therapeutic treatment platform based on Nano-Pulse Electro-Signaling, today provides a financial and corporate strategy update.

“We are very encouraged by the progress we have made in a short period of time” said Darrin Uecker, president and CEO of Pulse Biosciences. “We have expanded our management team, secured the financing to move our technology and therapies forward, progressed the development of our PulseTx system, and made significant progress towards entering the first clinical study with this system.”

Recent Developments

Key milestones achieved by the company in recent months include:

•	Completion of the Company’s Initial Public Offering: On June 21, Pulse Biosciences completed its IPO, issuing an aggregate of 5,749,846 shares of its common stock at a price of $4.00 per share.
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Expansion of Executive Team: The addition of two new members of the executive team – Holly Hartman as vice president of business development and corporate strategy and Ed Ebbers as vice president and general manager of dermatology – furthers the organization’s strategic direction and upcoming entry into the clinic.

•	Advancement of PulseTx System: Pulse Biosciences made significant progress in the development of a PulseTx system appropriate for use in clinical trials.

Financial Highlights

As of June 30, 2016, Pulse Bioscience’s balance sheet reflects the added strength afforded by the first closing of the IPO offering in May 2016 and the subsequent closing of the underwriters over allotment in June. Pulse raised $20.4 million net of underwriter’s expenses and offering costs resulting in cash and investments of $20.7 million at June 30, 2016, compared to $3.6 million at December 31, 2015.  During the six-month period ended June 30, 2016, the net decrease in cash and investments of $3.3 million reflected ongoing investment in the development of the PulseTx system, ongoing pre-clinical research activities and administrative costs reflecting the growth of the business and preparing for and becoming a public company.

Conference Call Details

Pulse Biosciences’ Darrin Uecker, president and CEO, and other senior executives will host the investor conference call on September 7, 2016, at 4:30 p.m. EDT / 1:30 p.m. PDT. For both "listen-only" participants and those who wish to take part in the question and answer portion of the call, the telephone dial-in number is (844) 494-0190 (U.S. toll-free) or (508) 637-5580 (international) with Conference ID

61405063. A link to the webcast will be made available on the Investor Section of the company's website at www.pulsebiosciences.com following the call.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Electro-Signaling, a proprietary bioelectronics cell signaling technology. Published pre-clinical studies have shown that a single, brief exposure of Nano-Pulse Electro-Signaling to target tissue initiates a cascade of events within cells and in the surrounding microenvironment that results in apoptosis (cell death) and the priming of a durable adaptive immune response. Pulse Biosciences is pursuing a variety of applications for its technology that exploits the technology’s unique biologic effect in immuno-oncology, dermatology, aesthetics, and veterinary medicine. Clinical studies are being planned using the first commercial system designed to support a broad array of electrodes for use in superficial, minimally-invasive and open surgical procedures. More information is available at www.pulsebiosciences.com.

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the markets and market opportunity for our technology, the development of our business and technology, the anticipated benefits of our technology, our progress towards achieving clinical endpoints and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond our control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in our most recent filings with the Securities and Exchange Commission, including our most recent reports on Forms S-1, as amended, and 10-Q, and include those listed under the caption “Risk Factors.”

These forward-looking statements speak only as of the date hereof. Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Source: Pulse Biosciences, Inc.

Investors:
Pulse Biosciences, Inc.
Darrin Uecker, 650-376-0042
President and Chief Executive Officer
IR@pulsebiosciences.com

Media:
Sam Brown, Inc.
Hannah Hurdle, 818-456-4099
hannahhurdle@sambrown.com